EXHIBIT 2.1

 EXECUTION VERSION

PURCHASE AGREEMENT

March 10, 2008

i

2.26	Certain Business Relationships With Related Parties	17
2.27	Brokers’ Fees	17
2.28	Books and Records	17
2.29	No Other Representation or Warranty	17

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		18
3.1	Organization and Corporate Power	18
3.2	Authorization of Transaction	18
3.3	Noncontravention	18
3.4	Litigation	18
3.5	No Knowledge of Misrepresentations or Omissions	19
3.6	No Other Representation or Warranty	19

ARTICLE IV
COVENANTS		19
4.1	Closing Efforts	19
4.2	Operation of Business	20
4.3	Access to Information	21
4.4	Exclusivity	22
4.5	Expenses	22
4.6	Confidentiality	22
4.7	Financing	22
4.8	Broadcast License	23
4.9	Right of First Offer on Programming Licensed in Baltic States	23
4.10	Settlement of Bonuses Payable to Certain Employees	24
4.11	Availability of Certain Employees	24
4.12	Acquisition of Perm Owned and Operated Station	24
4.13	Merger	24
4.14	Under-delivery of GRPs	24
4.15	Additional Financial Statements	24

ARTICLE V
CONDITIONS TO CLOSING		24
5.1	Conditions to Obligations of the Purchaser	24
5.2	Conditions to Obligations of the Warrantors	26

ARTICLE VI
INDEMNIFICATION		27
6.1	Indemnification by the Warrantors	27
6.2	Indemnification in Respect of Taxes	27
6.3	Indemnification by the Purchaser	28
6.4	Indemnification Claims	28
6.5	Survival	29
6.6	Limitations on Indemnification	30
6.7	Calculation of Indemnity Payments	31
6.8	Tax Treatment of Indemnification	32

ARTICLE VII
TERMINATION		32
7.1	Termination of Agreement	32
7.2	Effect of Termination	32
7.3	Termination Fee	33

ARTICLE VIII
DEFINITIONS		33

ARTICLE IX
MISCELLANEOUS		41
9.1	No Third Party Beneficiaries	41
9.2	Entire Agreement	41
9.3	Succession and Assignment	41
9.4	Counterparts and Facsimile Signature	41
9.5	Headings	41
9.6	Notices	41
9.7	Governing Law	43
9.8	Amendments and Waivers	43
9.9	Severability	43
9.10	Arbitration	43
9.11	Construction	44

SCHEDULES

SCHEDULE 1A  Allocation of Consideration

SCHEDULE 1B  Form of Closing Statement

SCHEDULE 1C  Form of Post-Closing Statement

SCHEDULE 2  Disclosure Schedule

SCHEDULE 3A  Existing Target Licensed Programming

SCHEDULE 3B  VBUK Licensed Programming

SCHEDULE 4  Exceptions to Section 3.5

EXHIBITS

EXHIBIT A  Form of Opinion of MTG In-house Counsel

EXHIBIT B  Form of Sub-Licensing Agreement

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of March 10, 2008 by and among:

•                  ZAO “Set Televissionnykh Stantsiy”, a closed joint stock company organized under the laws of the Russian Federation with main state registration number 1027700151852, whose registered office is at 3rd Khoroshevskaya str., 12, 123298, Moscow, Russia  (the “Purchaser”);

•                  MTG Broadcasting AB, a Swedish limited liability company (the “Seller”); and

•                  Modern Times Group MTG AB, a Swedish limited liability company and the ultimate parent company of the Seller (“MTG”).

All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in Article VIII of this Agreement.

INTRODUCTION

WHEREAS, the Seller is the legal, record and beneficial owner of 10,780,000 ordinary registered shares, nominal value RUR 1 per share (the “Target Shares”), in the capital of ZAO “TV Darial”, a closed joint stock company organized under the laws of the Russian Federation with main state registration number 1027739313205, whose registered office is at 4 Academica Koroleva Street, Building 4, Moscow, 129515, Russia (the “Target”), representing 49% of the issued share capital of the Target (the “Target Sale Shares”);

WHEREAS, the Seller is the legal, record and beneficial owner of a participation interest, nominal value RUR 1,000, in OOO “Nomad”, a limited liability company organized under the laws of the Russian Federation with main state registration number 1027739441443, whose registered office is at 4 Academica Koroleva Street, Building 4, Moscow, 129515, Russia (“Nomad”), representing 10% of the charter capital of Nomad (the “Nomad Sale Share”);

WHEREAS, the Seller is the legal, record and beneficial owner of a participation interest, nominal value RUR 1,000,  in OOO “MRG”, a limited liability company organized under the laws of the Russian Federation with main state registration number 1037739229120, whose registered office is at 3 Malakhitovaya Street, Building 3, Moscow, 129128, Russia (“MRG”), representing 10% of the charter capital of MRG (the “MRG Sale Share”);

WHEREAS, Nomad is the legal, record and beneficial owner of a participation interest in MRG representing 90% of the charter capital of MRG;

WHEREAS, MRG is the legal, record and beneficial owner of a participation interest in Nomad representing 90% of the charter capital of Nomad;

WHEREAS, the Seller is the legal, record and beneficial owner of (i) a participation interest, nominal value RUR 4,900, in OOO “Premi”, a limited liability company organized under the laws of the Russian Federation with main state registration number 1027707009660, whose registered office is at 34 Seleznrvskaya St., building 1, 127473 Moscow, Russia (“Premi”), representing 49% of the charter capital of Premi (the “Premi Sale Share”) and (ii) a participation interest, nominal value RUR 4,900, in OOO “Zollen”, a limited liability company organized under the laws of the Russian Federation with main state registration number 1027705026832, whose registered office is at 48-50 Ozerkovskaya Emb., building 1, 113054 Moscow, Russia  (“Zollen”), representing 49% of the charter capital of Zollen  (the “Zollen Sale Share”);

WHEREAS, Nomad is the legal, record and beneficial owner of a participation interest in each of Premi and Zollen representing 51% of the charter capital of each of Premi and Zollen;

WHEREAS, Nomad, Premi and Zollen are in the process of a reorganization (the “Restructuring”) in accordance with which each of Premi and Zollen will be merged by means of accession to Nomad and will cease to operate (the “Merger”);

WHEREAS, following the Restructuring, Nomad will be the legal, record and beneficial owner of 11,220,000 Target Shares, representing 51% of the issued and outstanding Target Shares;

WHEREAS, the Seller is, and following the Restructuring will remain, the ultimate beneficial owner of 100% of the issued Target Shares;

WHEREAS, if the Merger is effected prior to the Closing, the Target Sale Shares, the MRG Sale Share and the Nomad Sale Share shall collectively be referred to hereinafter as the “Sale Shares” and, otherwise, “Sale Shares” shall mean, collectively, the Target Sale Shares, the MRG Sale Share, the Nomad Sale Share, the Premi Sale Share and the Zollen Sale Share;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, the Sale Shares pursuant to the terms hereof; and

WHEREAS, in order to induce the Purchaser to enter into this Agreement, and in order to receive the benefits that will accrue to them if the Purchaser purchases the Sale Shares, the Warrantors have agreed to make certain representations, warranties and covenants as set forth herein;

NOW, THEREFORE, in order to consummate the purchase and sale of the Sale Shares and the other transactions described herein, and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES; PURCHASE PRICE

1.1           Sale and Purchase.  Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations, warranties and covenants herein set forth, at the Closing the Seller hereby agrees to sell and deliver to the Purchaser, free and clear of any Claims, the Sale Shares, and the Purchaser hereby agrees to purchase the Sale Shares from the Seller.

1.2           Consideration.

(a)           The aggregate consideration for the Sale Shares shall be equal to US$395,000,000 (the “Consideration”) plus the Estimated Net Cash/Debt Amount plus the Estimated Inventory Adjustment Amount less the Estimated GRP Adjustment Amount (if any), each as shown on the Closing Statement delivered pursuant to paragraph (b) below, as adjusted after the Closing Date pursuant to Section 1.3 (as so adjusted, the “Purchase Price”).  The Parties acknowledge and agree that the Consideration shall be allocated among the Sale Shares in accordance with Schedule 1A hereto.

(b)           The Seller shall deliver, or cause to be delivered, to the Purchaser, not less than five calendar days prior to Closing, a schedule substantially in the form of Schedule 1B hereto (the “Closing Statement”) setting forth its good faith estimate of (i) the Consolidated Net Cash/Debt Amount (the “Estimated Consolidated Net Cash/Debt Amount”), (ii) the Stand-Alone Net Cash/Debt Amount for each Target Company, (iii) the amount of the Target Indebtedness, inclusive of accrued interest, (iv) the Inventory Adjustment Amount (the “Estimated Inventory Adjustment Amount”) and (v) the GRP Adjustment Amount (the “Estimated GRP Adjustment Amount”), each as will exist as of Closing.  On the basis of the good faith estimates of such amounts, the Closing Statement shall set forth the Purchase Price in aggregate and as allocated among the Sale Shares on the basis of Schedule 1A hereto.  The Closing Statement shall be prepared in consultation with the Purchaser and, when finalized, shall be signed by both the Purchaser and the Seller.

1.3           Post-Closing Adjustment.  The Purchase Price set forth in Section 1.2 shall be subject to adjustment after the Closing Date as follows:

(a)           Within sixty (60) calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a schedule substantially in the form of Schedule 1C hereto (the “Post-Closing Statement”) setting forth the final calculation of (i) the Consolidated Net Cash/Debt Amount (the “Actual Consolidated Net Cash/Debt Amount”), (ii) the Stand-Alone Net Cash/Debt Amount for each Target Company, (iii) the Inventory Adjustment Amount (the “Actual Inventory Adjustment Amount”) and (iv) the GRP Adjustment Amount (the “Actual GRP Adjustment Amount”), each as of the Closing Date.  The Post-Closing Statement shall also set out the Purchase Price, as adjusted for the Adjustment Amount (as defined below), in aggregate and as allocated among the Sale Shares on the basis of Schedule 1A hereto.  An amount equal to the sum of (i) Actual Consolidated Net Cash/Debt Amount less Estimated Consolidated Net Cash/Debt Amount, (ii) Actual Inventory Adjustment Amount less the

Estimated Inventory Adjustment Amount, and (iii) Estimated GRP Adjustment Amount less Actual GRP Adjustment Amount, shall be referred to as the “Adjustment Amount”.

(b)           If the Adjustment Amount is a negative number, then the Seller shall pay an amount equal to the Adjustment Amount (by wire transfer) to the Purchaser. If the Adjustment Amount is a positive number, then the Purchaser shall pay an amount equal to the Adjustment Amount (by wire transfer) to the Seller.  Any payment of the Adjustment Amount to be made in accordance with this paragraph (b) shall be made within ten (10) calendar days after (x) the delivery of the Post-Closing Statement or (y) if there is an objection under paragraph (c) below, the final resolution of the payments due under this Section 1.3, if any, in accordance with paragraph (c).

(c)           If the Seller objects to the Post-Closing Statement, it shall provide notice of such objection to the Purchaser within twenty (20) calendar days of delivery of such Post-Closing Statement.  The Seller and the Purchaser shall use good faith efforts to agree any adjustments to the Post-Closing Statement.  If the Seller and the Purchaser are unable to reach such agreement within twenty (20) calendar days of delivery of the Seller’s objection to the Post-Closing Statement, the Seller and the Purchaser shall forward the Post-Closing Statement and the Closing Statement to an independent auditor approved by the Seller and the Purchaser to calculate the payment due under this Section 1.3, if any, which determination shall be binding upon the Parties.  Once the Post-Closing Statement is determined, it shall be signed by both the Purchaser and the Seller.

1.4           The Closing.  The Closing shall take place at the offices of the Purchaser, 3rd Khoroshevskaya Street 12, 123298 Moscow, Russia, or by the electronic exchange of documents, commencing at 10:00 a.m. local time on the Closing Date, or at such other place or time as the Parties may agree.

1.5           Actions at the Closing.  At the Closing:

(a)           the Warrantors shall deliver, or cause to be delivered, a duly executed and completed transfer order with respect to the Target Sale Shares, duly executed and completed documents confirming proper notification of Nomad, MRG, Premi and Zollen, as the case may be, with respect to the transfer of the other Sale Shares, and an extract for the share register of the Target evidencing the transfer of the Target Sale Shares from the Seller to the Purchaser, in each case, as necessary to effect and evidence the transfer of the Sale Shares to the Purchaser;

(b)           each Warrantor shall deliver to the Purchaser a Warrantor Certificate referred to in Section 5.1(g);

(c)           the Seller shall deliver, or cause to be delivered, to the Purchaser the other certificates, instruments and documents referred to in Section 5.1(h);

(d)           the Purchaser shall receive from the Warrantors the Opinion referred to in Section 5.1(i);

(e)           the Purchaser shall deliver to the Warrantors the Purchaser Certificate referred to in Section 5.2(d);

(f)            the Purchaser shall pay (by wire transfer of immediately available funds) to the Seller the Purchase Price in US dollars to the account set out in the Closing Statement;

(g)           the Purchaser shall, and MTG shall cause VBUK to, execute and deliver the Sub-Licensing Agreement; and

(h)           the Seller shall have, and shall have caused the Target Companies to have, executed and delivered to the Purchaser such documents as are required to permit the Purchaser to appoint its nominees as General Director of each of the Target Companies.

1.6           Action following the Closing.  Purchaser shall use its reasonable best efforts to effect the registration of the transfer of the Sale Shares with the relevant Government Entity (the “Transfer Registration”) as soon as practicable following the Closing.  As soon as practicable following the Closing but in any event within 30 calendar days following the Closing, the Purchaser shall cause the members of the Target Group to deliver funds sufficient to repay in full (i) all Target Indebtedness as of Closing (including interest accrued to the Closing Date) (collectively the “Closing Target Indebtedness Amount”) net of applicable Russian withholding taxes which shall be paid to the appropriate Russian tax authorities and (ii) interest on the Target Indebtedness as of Closing in accordance with the terms of (including the applicable rate under) the existing inter-company loans for the period commencing from the day immediately following the Closing Date and ending on the date of repayment in full, which interest shall be paid net of applicable Russian withholding taxes (which shall be paid to the appropriate Russian tax authorities), in each case by wire transfer of immediately available funds as directed by the obligees thereof in payoff letters; it being understood that the Closing Target Indebtedness Amount shall be included in the Estimated Consolidated Net Cash/Debt Amount and Actual Consolidated Net Cash/Debt Amount.  In the event that the Purchaser does not cause the members of the Target Group to repay in full, by the later of 30 calendar days following the Closing and three Business Days after the date of the Transfer Registration, the amount required to be repaid as of such date by the preceding sentence, in addition to any rights that the obligees may have for such breach, the obligees will be entitled to receive interest on the unpaid portion of the Closing Target Indebtedness Amount at the rate of 30-day LIBOR plus 5.00% per annum for the period commencing from the 31st day following the Closing Date and ending on the date of repayment in full, which interest shall be paid net of applicable Russian withholding taxes (which shall be paid to the appropriate Russian tax authorities).  In the event that the Purchaser does not (for any reason) cause the members of the Target Group to repay in full, by 60 calendar days following the Closing, the amount required to be repaid as of such date by the preceding two sentences, such failure to pay shall constitute a material breach of this Agreement and in addition to any rights that the obligees may have for such breach, the Warrantors shall be entitled to collect damages in an amount equal to the unpaid portion of the Closing Target Indebtedness Amount plus interest thereon at the rate of 30-day LIBOR plus 5.00% per annum for the period commencing from the day immediately following the Closing Date and ending on the date of repayment in full, and the Warrantors shall be entitled to immediately submit such matter to arbitration pursuant to Section 9.10 hereof.  Promptly following payment of withholding taxes to the appropriate Russian tax authorities, the Purchaser shall deliver to the Seller a copy of all payment orders, stamped by the bank from which payment was initiated, for such payment.  The Purchaser shall, and shall cause the members of the Target Group following the Closing to, cooperate with and assist the Seller and its Affiliates as reasonably requested in its dealings with the Swedish tax authorities relating to the taxes withheld in Russia.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors, jointly and severally, represent and warrant to the Purchaser, except as set forth in the Disclosure Schedule, as follows:

2.1           Organization, Qualification and Corporate Power.  Each Warrantor is a limited liability company duly organized and validly existing under the laws of Sweden.  Each Warrantor has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each Target Company is either a closed joint stock corporation or a limited liability company duly organized and validly existing under the laws of the Russian Federation.  Each Target Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Warrantors have furnished to the Purchaser complete and accurate copies of the charter, articles of association and other constitutive documents (the “Charters”) of each Target Company and its corporate minutes and its shareholders’ or participants’ register.  No Target Company is in default under or in violation of any provision of its Charter.  No action has been brought, or has been threatened in writing, by any Governmental Entity to liquidate any Target Company.  No Target Company operates in any country other than the Russian Federation.

2.2           Shares.

(a)           The Seller is the legal, record and beneficial owner of all of the Sale Shares, free of any Claims and restrictions on transfer.  All of the Sale Shares have been duly authorized and validly issued and the charter capital of each Target Company has been fully paid.  Immediately after the consummation of the transactions contemplated hereby, the Purchaser will be the legal, record and beneficial owner of, and have good, valid and marketable title to, the Sale Shares.

(b)           The Target Sale Shares constitute 49% of the issued share capital of the Target; the Nomad Sale Share constitutes 10% of the charter capital of Nomad; and the MRG Sale Share constitutes 10% of the charter capital of MRG.  Prior to the Merger, the Premi Sale Share constitutes 49% of the charter capital of Premi; and the Zollen Sale Share constitutes 49% of the charter capital of Zollen.

(c)           Prior to the Merger, Nomad, Premi and Zollen are the legal, record and beneficial owner of shares comprising 25%, 7% and 19%, respectively, of the issued share capital of the Target. Following the Merger, Nomad will be the legal, record and beneficial owner of shares comprising 51% of the issued share capital of the Target.  Prior to the Merger, Nomad is the legal, record and beneficial owner of a 51% participation interest in the charter

capital of each of Premi and Zollen.   Nomad is the legal, record and beneficial owner of a 90% participation interest in the charter capital of MRG. MRG is the legal, record and beneficial owner of a 90% participation interest in the charter capital of Nomad. The Seller is the beneficial owner of 10% of the participation interests in the charter capital of each of Nomad and MRG.  All such shares and participation interests are held free of any Claims and restrictions on transfer.

(d)           Other than preemptive rights provided for by Russian law, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Sale Shares is authorized or outstanding, (ii) no Target Company has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Sale Shares or participation interests any evidences of indebtedness or assets of any Target Company, and (iii) no Target Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the Sale Shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

(e)           There is no agreement, written or oral, among or between the Seller, any Target Company and/or any holder of its share capital or charter capital relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or ‘drag along’ rights), or voting, of any share capital of the Target Companies, including, without limitation, the Sale Shares.

2.3           Authorization of Transaction.  Each Warrantor has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each Warrantor of this Agreement and each other Transaction Agreement to which it is or will be a party and the consummation by the Warrantors of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Warrantors.  This Agreement and each other Transaction Agreement to which it is or will be a party have been (or, in the case of Transaction Agreements to be executed on or prior to the Closing, will be) duly and validly executed and delivered by each Warrantor and constitute valid and binding obligations of such Warrantor, enforceable against it in accordance with their respective terms.

2.4           Noncontravention.  Subject to receipt by the Purchaser of the FAS Approval and filings under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the execution and delivery by either Warrantor of this Agreement and the other Transaction Agreements to which it is or will be a party, nor the consummation by such Warrantor of the transactions contemplated hereby and thereby, (a) conflict with or violate any provision of any organizational documents of such Warrantor or the organizational documents, including the Charters, of any Target Company or any Target Subsidiary; (b) require on the part of either Warrantor, any Target Company or any Target Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, including any broadcasting, licensing or other authority of the Russian Federation or any region or subdivision thereof; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which either Warrantor, any Target Company or any Target Subsidiary is a party or by which such Warrantor, any Target Company or any Target Subsidiary is bound or to which any of their respective assets is subject; (d) result in the imposition of any Security Interest upon any assets of any Target Company or any Target Subsidiary; or (e) violate any treaty, order, writ, injunction, decree, statute, rule or regulation applicable to either Warrantor, any Target Company, any Target Subsidiary or any of their respective properties or assets, other than, in the case of clauses (b) through (d), such items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Target Material Adverse Effect.

2.5           Target Subsidiaries.

(a)           Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Target Subsidiary; (ii) the form of organization of each Target Subsidiary; (iii) the number and type of outstanding securities and/or participation interests of each Target Subsidiary; (iv) the names of each holder of securities and/or participation interests of each Target Subsidiary; and (v) the names of the officers and directors of each Target Subsidiary.

(b)           Each Target Subsidiary is a limited liability company or a joint stock company duly organized and validly existing under the laws of the Russian Federation.  Each Target Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Seller has delivered to the Purchaser complete and accurate copies of the organizational documents of each Target Subsidiary.  No Target Subsidiary is in default under or in violation of any provision of its organizational documents.  No action has been brought, or has been threatened in writing, by any Governmental Entity to liquidate any Target Subsidiary. All of the issued and outstanding shares or participation interests of each Target Subsidiary are duly authorized and validly issued and free of preemptive rights (other than as provided by Russian law), and the charter capital of each Target Subsidiary has been fully paid.  All shares or participation interests of each Target Subsidiary are held or owned directly by MRG (except for a participation interest in OOO “TV Company MIG TV” held by OOO “New Radioproject” which represents 49% of the share capital of OOO “TV Company MIG TV”), free and clear of any restrictions on transfer, claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any Target Company or any Target Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any shares or participation interests of any Target Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares or participation interests of any Target Subsidiary.

(c)           No Target Company controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity other than the Target Subsidiaries.

(d)           No Target Subsidiary operates in any country other than the Russian Federation.

2.6           Financial Statements.

(a)           The Seller has provided to the Purchaser the Russian Financial Statements.  The Russian Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with Russian generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Russian Financial Statements) and (iii) fairly present in all material respects the unconsolidated financial position of each member of the Target Group on a stand-alone basis as of the dates thereof and the results of its operations and, with respect to the Audited Russian Financial Statements, cash flows for the periods indicated, consistent with the books and records of such member of the Target Group, except that the Interim Russian Financial Statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect and do not include footnotes.

(b)           At Closing, the IFRS Financial Statements (i) will comply as to form in all material respects with applicable accounting requirements, (ii) will be prepared in accordance with IFRS, applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and (iii) will fairly present in all material respects the consolidated financial position of the Target Group as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Target Group, except that the Interim IFRS Financial Statements will be subject to normal and recurring year-end adjustments which will not be expected to be material in amount or effect and will not include footnotes.  Notwithstanding anything to the contrary in this Agreement, the Warrantors make no representation or warranty with respect to the reconciliation of any items in the IFRS Financial Statements to US GAAP.

(c)           At Closing, the Post-Signing Audited Russian Financial Statements and the Post-Signing Interim Russian Financial Statements (i) will comply as to form in all material respects with applicable accounting requirements, (ii) will have been prepared in accordance with Russian generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and with the Russian Financial Statements (except as may be indicated in the notes to such financial statements) and (iii) will fairly present in all material respects the unconsolidated financial position of each member of the Target Group on a stand-alone basis as of the dates thereof and the results of its operations and, with respect to the Post-Signing Audited Russian Financial Statements, cash flows for the periods indicated, consistent with the books and records of such member of the Target Group, except that the Post-Signing Interim Russian Financial Statements will be subject to normal and recurring year-end adjustments which will not be expected to be material in amount or effect and will not include footnotes.

2.7           Absence of Certain Changes.  Since September 30, 2007, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Target Material Adverse Effect and (b) neither any Target Company nor any Target Subsidiary has, prior to the date of this Agreement, taken any of the actions that, if taken after the date of this Agreement, would require the prior written consent of the Purchaser under Sections 4.2(a) through (m).

2.8           Undisclosed Liabilities.  No Target Company and no Target Subsidiary has any material liability (whether absolute or contingent and whether due or to become due), except for (a) liabilities shown on the balance sheets included in the Interim Russian Financial Statements (the “Balance Sheets”) and (b) liabilities that have arisen since September 30, 2007 in the Ordinary Course of Business.

2.9           Tax Matters.

(a)           Each Target Company and each Target Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects.  Each Target Company and each Target Subsidiary has paid on a timely basis all material Taxes that were due and payable.  The unpaid Taxes of each Target Company and each Target Subsidiary for tax periods through September 30, 2007 do not in the aggregate exceed the accruals and reserves for Taxes set forth on the Balance Sheets and all unpaid Taxes of each Target Company and each Target Subsidiary for all tax periods commencing after September 30, 2007 arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.  Neither any Target Company nor any Target Subsidiary (i) has any liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than such Target Company or Target Subsidiary or (ii) is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement.  All Taxes that any Target Company or any Target Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.  Each Target Company and each Target Subsidiary has maintained in proper form all records and documents in respect of periods prior to the Closing that would reasonably be expected to be required in connection with any future tax audit.

(b)           The Seller has delivered or made available to the Purchaser (i) complete and correct copies of all Tax Returns of each Target Company and each Target Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of such Target Company or Target Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.  No examination or audit of any Tax Return of any Target Company or Target Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Warrantors, threatened or contemplated.  No Target Company or Target Subsidiary has been informed by any jurisdiction that the jurisdiction believes that such Target Company or Target Subsidiary was required to file any Tax Return that was not filed.  No Target Company or Target Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c)           Each Target Company maintains valid documentation to properly evidence under Russian law its net operating losses.

(d)           No Target Company or Target Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(e)           There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of any Target Company or Target Subsidiary, other than with respect to Taxes not yet due and payable.

2.10         Assets.

(a)           Each Target Company or the applicable Target Subsidiary is the true and lawful owner, and has good title to, all of the material assets (tangible or intangible) purported to be owned by such Target Company or Target Subsidiary, free and clear of all Security Interests other than those set forth in Section 2.10(a) of the Disclosure Schedule.  Each Target Company and each Target Subsidiary owns or leases tangible assets, including technical broadcasting equipment, sufficient for the conduct of its business as presently conducted.  Each material tangible asset is free from material defects, has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

(b)           Section 2.10(b) of the Disclosure Schedule lists individually all tangible assets the gross book value of which exceeds the equivalent of US$100,000 as of December 31, 2007 of each Target Company and each Target Subsidiary, indicating the cost, accumulated book depreciation (if any) and the net book value of each such asset as of December 31, 2007.

(c)           Each material item of equipment and other material asset of which a Target Company or a Target Subsidiary has possession pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Target Company or Target Subsidiary to such lessor or owner will have been discharged in full.

(d)           As of the Closing Date, “immovable property” on the territory of the Russian Federation (as determined in accordance with article 130 of the Civil Code of the Russian Federation) will not constitute more than 50% of the assets of any Target Company, on a stand-alone basis.

2.11         Owned Real Property.  No Target Company nor any Target Subsidiary owns any real property.

2.12         Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all leases in respect of real property held by any Target Company or Target Subsidiary and the term of such lease, any extension and expansion options, the rent currently payable thereunder, and any change of control provisions that may be triggered by the transactions contemplated by this Agreement.  The Seller has delivered to the Purchaser complete and accurate copies of such leases.  With respect to each such lease:

(a)           such lease is legal, valid, binding, enforceable and in full force and effect;

(b)           no Target Company nor any Target Subsidiary nor, to the knowledge of the Warrantors, any other party, is in any material respect in breach or violation of, or default under, any such lease, and no event has occurred, is pending or, to the knowledge of the Warrantors, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by any Target Company or any Target Subsidiary or, to the knowledge of the Warrantors, any other party under such lease;

(c)           there are no disputes or oral agreements in effect as to such lease;

(d)           no Target Company nor any Target Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(e)           to the knowledge of the Warrantors, all facilities leased or subleased thereunder are supplied with utilities and other services adequate in all material respects for the operation of said facilities as currently conducted; and

(f)            the Warrantors are not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by any Target Company or Target Subsidiary of the property subject thereto.

2.13         Intellectual Property; Programming.

(a)           The Target has the right to operate in Russia under the name “DTV”.

(b)           Members of the Target Group have or have had the right to broadcast all third-party programming that has been broadcast by them to date without, to the knowledge of the Warrantors, infringement of the rights of any third parties. As of February 29, 2008, (i) the Target had recorded on its balance sheet and had the right to broadcast the third-party programming set out in Schedule 3A for the number of runs and during the terms set out in Schedule 3A (the “Existing Target Licensed Programming”) and (ii) VBUK had recorded on its balance sheet the third-party programming set out in Schedule 3B for the number of runs and during the terms set out in Schedule 3B, which programming is intended to be sub-licensed for broadcast by the Target (the “VBUK Licensed Programming”, and together with the Existing Target Programming, the “Target Licensed Programming”), in each case, in accordance with the applicable programming agreements.  From and after the Closing and to the extent that the rights to such programming have not been utilized by the broadcast of such programming by the Target in the Ordinary Course of Business during the period from March 1, 2008 through Closing, the Target will have the right to broadcast the Target Licensed Programming in accordance with the applicable programming agreements as, in the case of VBUK Licensed Programming, such agreements have been assigned and/or sub-licensed to the Target.  Amounts will continue to be paid on the Target Licensed Programming when due and in the Ordinary Course of Business.  Complete and accurate copies of the programming agreements relating to the Target Licensed Programming have been made available to the Purchaser.

(c)           A Target Company or a Target Subsidiary is the sole and exclusive owner of all programming produced by or directly for the Target Group to date (the “In-House Programming”) listed in Section 2.13(c) of the Disclosure Schedule, free and clear of any Security Interests.  No licenses have been granted to any third party in respect of such In-House Programming.  All such In-House Programming will be available for unlimited future broadcasts by the Target Group following Closing without any further payment to any party.  All employees and other persons involved in the creation of all such In-House Programming have duly and validly assigned their rights thereto to a Target Company or a Target Subsidiary, and all such assignments have been duly registered with the appropriate Governmental Entities to the extent applicable.

2.14         Licenses and Permits.  Section 2.14 of the Disclosure Schedule sets forth a list of all licenses, permits, authorizations and certificates of the applicable ministries and agencies of the Russian government and local authorities, including, without limitation, those of the Federal Mass Communication Service and the Federal Communications Supervision Service of the Russian Federation, and all other state authorities to conduct television and radio broadcasting and otherwise to conduct the business of the Target Group as currently conducted and proposed to be conducted (the “Permits”), except for any licenses, permits, authorizations and certificates the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Material Adverse Effect.  All material Permits have been obtained pursuant to the applicable legislation at the time of issuance.  Each material Permit is in full force and effect and has not been suspended, cancelled, terminated or withdrawn; and, to the knowledge of the Warrantors, no suspension, cancellation, termination or withdrawal of such Permit is threatened.  Each Target Company or the applicable Target Subsidiary is in compliance with the terms of each such Permit, including all affirmative obligations imposed by each such Permit, except as set forth in Section 2.14 of the Disclosure Schedule and except for any noncompliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Material Adverse Effect.  The requisite documents required to be filed with the relevant Governmental Entity(ies) for the renewal of the Principal Broadcast License have been so filed.

2.15         Contracts.

(a)           Section 2.15 of the Disclosure Schedule lists the following agreements (oral or written) to which any Target Company or Target Subsidiary is a party as of the date of this Agreement:

(i)            any agreement for the licensing or production of programming, including promotional materials;

(ii)           any agreement with respect to the future broadcasting, sale, placement or reservation of advertising, including agreements with respect to the placement of advertising by agencies and other third parties;

(iii)          any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of the equivalent of US$100,000 per annum or having a remaining term longer than twelve months;

(iv)          any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of the equivalent of US$150,000, or (C) in which each Target Company or any Target Subsidiary has agreed to purchase goods or services exclusively from a certain party;

(v)           any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(vi)          any agreement (or group of related agreements) under which a Target Company or Target Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than the equivalent of US$100,000 or under which a Target Company or Target Subsidiary has imposed a Security Interest on any of its assets, tangible or intangible;

(vii)         any agreement for the disposition of any portion of the assets or business of a Target Company or Target Subsidiary other than in the Ordinary Course of Business or any agreement for the acquisition of the assets or business of any other entity;

(viii)        any confidentiality agreement and any other agreement involving more than the equivalent of US$100,000 and that imposes obligations of confidentiality;

(ix)           any employment or consulting agreement with any employee of a Target Company or Target Subsidiary with any annual gross compensation (including commissions) of at least the equivalent of US$100,000 or a termination or notice period longer than three months;

(x)            any agreement (other than employment contracts or benefit plans) involving any current or former officer, director or shareholder of a Target Company or Target Subsidiary or any affiliate thereof;

(xi)           any agreement under which the consequences of a default or early termination would reasonably be expected to have a Target Material Adverse Effect;

(xii)          any indemnification agreement and any other agreement involving more than the equivalent of US$100,000 that contains any provisions requiring a Target Company or Target Subsidiary to indemnify any other party;

(xiii)         any agreement that would reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of a Target Company or Target Subsidiary or of the Purchaser or any of their respective Subsidiaries as currently conducted and as currently proposed to be conducted;

(xiv)        any agreement under which a Target Company or Target Subsidiary is restricted from conducting its business in any geographic area of the Russian Federation; and

(xv)         any other agreement (or group of related agreements) either involving more than the equivalent of US$150,000 or not entered into in the Ordinary Course of the Business.

(b)           The Seller has made available to the Purchaser a complete and accurate copy of each agreement listed in Section 2.15 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) each agreement has, if required by applicable law, been duly registered or is in the process of being timely registered with the relevant Governmental Entities; and (iii) neither any Target Company nor any Target Subsidiary nor, to the knowledge of the Warrantors, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Warrantors, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by a Target Company or any Target Subsidiary or, to the knowledge of the Warrantors, any other party under such agreement, except, in each case, for  breaches, violations or defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Material Adverse Effect.  Without limiting the generality of the foregoing, Section 2.15 of the Disclosure Schedule identifies each listed agreement that contains a change of control or similar provision that will be triggered by this Agreement or the transactions contemplated hereby.

2.16         Powers of Attorney.  Section 2.16 of the Disclosure Schedule lists all outstanding powers of attorney executed on behalf of any Target Company or Target Subsidiary.

2.17         Insurance.  Section 2.17 of the Disclosure Schedule lists each insurance policy to which a Target Company or Target Subsidiary is a party, all of which are in full force and effect.  Each Target Company and Target Subsidiary has all compulsory insurance required by the laws of the Russian Federation.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Target Group in the Russian Federation.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, no Target Company nor any Target Subsidiary may be liable for retroactive premiums or similar payments, and each Target Company and each Target Subsidiary are otherwise in compliance in all material respects with the terms of such policies.  The Warrantors have no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

2.18         Litigation.  Other than as set forth in Section 2.18 of the Disclosure Schedule, there is no Legal Proceeding before any Governmental Entity which is pending or has, to the Knowledge of the Warrantors, been threatened in writing against the Seller, any Target Company or any Target Subsidiary which (a) seeks either damages in excess of the equivalent of US$100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Other than as set forth in Section 2.18 of the Disclosure Schedule, there are no judgments, orders or decrees outstanding against the Seller, any Target Company or any Target Subsidiary.

2.19         Employees.  Section 2.19 of the Disclosure Schedule contains a list of all employees of each Target Company and each Target Subsidiary whose annual rate of gross (i.e., before deduction of taxes, etc.) compensation (including commissions) exceeds the equivalent of US$100,000 per year, along with the position and the annual rate of compensation of each such person.  Each Target Company and each Target Subsidiary are in compliance in all material respects with all applicable laws relating to the hiring and employment of employees.  All employment agreements with employees of each Target Company and each Target Subsidiary comply in all material respects with all applicable labor laws and regulations.  Neither any Target Company nor any Target Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Section 2.19 of the Disclosure Schedule contains a list of each employee of each Target Company and each Target Subsidiary who is a party to a non-competition agreement with a member of the Target Group.  Complete and accurate copies of such agreements have previously been made available to the Purchaser. Other than as set forth in Section 2.19 of the Disclosure Schedule, to the Knowledge of the Warrantors, no key employee, or any group of employees acting in concert, of any Target Company or any Target Subsidiary has any plans to terminate employment with the Target Group prior to the Closing.

2.20         Employee Benefits.  Section 2.20 of the Disclosure Schedule contains a list of all severance, pension or retirement benefit plans, agreements or arrangements or private health care benefits provided for any employees of members of the Target Group.

2.21         Advertisers.  Section 2.21 of the Disclosure Schedule sets forth a list of each advertiser or advertising agency or placement service that accounted for more than 5% of the revenues of the Target Group during the years ended December 31, 2006 or 2007, and the amount of revenues accounted for by each such party during each such period.  No such advertiser, advertising agency or placement service has given written notice that it will stop, or decrease the rate of, buying advertising from the Target Group.

2.22         Legal Compliance.  Each Target Company and each Target Subsidiary is currently conducting, and has at all times conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Material Adverse Effect.  Neither any Target Company nor any Target Subsidiary has received any written notice or communication from any Governmental Entity alleging material noncompliance with any applicable law, rule or regulation except noncompliance or alleged noncompliance that has been resolved prior to the date of this Agreement without any material continuing obligation or liability of any Target Company or any Target Subsidiary.

2.23         No Unlawful Payments.  No Target Company nor any Target Subsidiary nor, to the knowledge of the Warrantors, any director, officer, agent, employee or other person acting on behalf of the Target Group has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (c) has made any payment in violation of any provision of the U.S. Foreign Corrupt Practices Act of

1977 or any applicable law or regulation implementing the OECD convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.24         Money Laundering.  The operations of the Target Group are and have been conducted at all times in compliance in all material respects with applicable financial record keeping and reporting requirements of Russian law that seek to prevent or expose financial transactions intended to conceal the identity, source, and/or destination of money, and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the “Money Laundering Laws”), and no Legal Proceeding by or before any Governmental Entity involving any Target Company or Target Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Warrantors, threatened.

2.25         No Restrictions on Target Group.  No Target Company or Target Subsidiary is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on such company’s share capital or participation interests, from repaying any intercompany loans or advances or from transferring any of such company’s properties or assets to a holder of its share capital or charter capital, as the case may be.

2.26         Certain Business Relationships With Related Parties.  As of the Closing, no Affiliate of any Target Company or any Target Subsidiary (other than another Target Company or Target Subsidiary) will (a) own any material property or right, tangible or intangible, which is used in the business of the Target Group, (b) to the knowledge of the Warrantors, have any claim or cause of action against any Target Company or any Target Subsidiary, or (c) owe any money to, or be owed any money by, any Target Company or any Target Subsidiary.  Other than Target Indebtedness and amounts payable to VBUK with respect to VBUK Licensed Programming, no amounts will be due by any member of the Target Group to the Seller, MTG or any of their Affiliates, by way of loan, interest, management or other fees, or otherwise, following the Closing.

2.27         Brokers’ Fees.  No Target Company or Target Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28         Books and Records.  The minute books and other similar records of each Target Company and each Target Subsidiary contain accurate records of all material actions taken at any meetings of each company’s shareholders, members, supervisory board, management board, board of directors or other governing body or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, in compliance with the applicable legislation of the Russian Federation.

2.29         No Other Representation or Warranty.  No Warrantor or any other Person makes any other express or implied representation or warranty to the Purchaser, other than those expressly provided herein above, on behalf of or with respect to a Warrantor or any Target Company or Target Subsidiary, or with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the effect thereof, and each Warrantor hereby disclaims any such representation or warranty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Warrantors as follows:

3.1           Organization and Corporate Power.  The Purchaser is a closed joint stock corporation duly organized, validly existing under the laws of the Russian Federation. The Purchaser has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2           Authorization of Transaction.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Purchaser of this Agreement and each other Transaction Agreement to which it is or will be a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and each other Transaction Agreement to which the Purchaser is or will be a party has been (or, in the case of Transaction Agreements to be executed on or prior to the Closing, will be) duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

3.3           Noncontravention.  Subject to the receipt of the FAS Approval, the execution and delivery by the Purchaser of this Agreement or any other Transaction Agreement to which it is or will be a party, nor the consummation by the Purchaser of the transactions contemplated hereby and thereby, (a) conflict with or violate any provision of the organizational documents of the Purchaser; (b) require on the part of the Purchaser any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, including any broadcasting, licensing or other authority of the Russian Federation or any region or subdivision thereof (other than any disclosure that may be required to be made or filed (including copies of any Transaction Agreement) pursuant to the rules of the U.S. Securities and Exchange Commission or The Nasdaq Stock Market); (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the assets of the Purchaser are subject; (d) result in the imposition of any Security Interest upon any assets of the Purchaser; or (e) violate any treaty, order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets, other than, in the case of clauses (b) through (d), such items that, individually or in the aggregate, would not materially adversely affect the consummation of the transactions contemplated hereby or thereby.

3.4           Litigation.  There is no Legal Proceeding before any Governmental Entity which is pending or has been threatened in writing against the Purchaser or any of its Affiliates which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.5           No Knowledge of Misrepresentations or Omissions.  As of the date hereof and other than with respect to matters set out on Schedule 4 hereto, neither the Purchaser nor any of its Affiliates (other than MTG and the MTG representatives who are members of the Board of Directors of CTCM) has any knowledge (i) that any of the representations and warranties of the Warrantors made in this Agreement qualified as to materiality or Target Material Adverse Effect are not true and correct, or that those not so qualified are not true and correct in all material respects or (ii) of any material errors in, or material omissions from, the Disclosure Schedule.

3.6           No Other Representation or Warranty.  Neither the Purchaser nor any other Person makes any other express or implied representation or warranty to either Warrantor, other than those expressly provided herein above, on behalf of or with respect to the Purchaser, or with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the effect thereof, and the Purchaser hereby disclaims any such representation or warranty.

ARTICLE IV

COVENANTS

4.1           Closing Efforts.

(a)           Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to ensure that the conditions to the obligations of the other Parties to consummate the Closing are satisfied.

(b)           The Purchaser shall as promptly as practicable, but in no event later than ten (10) business days following the delivery by the Warrantors of information relating to the Warrantors and their Affiliates in such form and substance as is required to be filed with the FAS (which information shall have been requested by the Purchaser no later than the date of the execution and delivery of this Agreement and delivered by the Warrantors no later than fifteen (15) business days following receipt of such request), (i) file or cause to be filed with the FAS the notification and related documentation for FAS approval of the transactions contemplated hereby and any supplemental information requested in connection therewith and (ii) make such other filings as are necessary to obtain any consent of a Governmental Entity required for the consummation of the transactions contemplated by this Agreement.  The Purchaser shall use its reasonable best efforts to obtain the FAS Approval and any other consent of a Governmental Entity required for the consummation of the transactions contemplated by this Agreement.  The Purchaser shall keep the Warrantors apprised of the status of any material communications with, and any material inquiries or requests for additional information from, the FAS and any other such Governmental Entity, and shall comply promptly with any such inquiry or request.  The Warrantors shall cooperate with the Purchaser in the Purchaser’s efforts to obtain any required approvals or consents, including the FAS Approval, from the FAS and any other applicable Governmental Entities prior to Closing.

4.2           Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Warrantors shall cause each member of the Target Group to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, preserve in effect all Permits, keep available the services of its current managers and employees and preserve its relationships with advertisers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, (i) the Warrantors shall cause the Target, with respect to Existing Target Licensed Programming, and VBUK, with respect to VBUK Licensed Programming, to make payments for such programming in the Ordinary Course of Business, and in any event, by the date invoices relating to such programming become due and (ii) prior to the Closing, except as contemplated by this Agreement and the Restructuring, the Warrantors shall cause each member of the Target Group not to, without the  consent of the Purchaser (which, except as specifically set forth below, shall not be unreasonably withheld, conditioned or delayed):

(a)           issue or sell any shares, participation interests or other securities of such member or any options, warrants or rights to acquire any such shares, participation interests or other securities, or repurchase or redeem any shares, participation interests or other securities of such member;

(b)           split, combine or reclassify any share capital or participation interests; or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the share capital or participation interests of such member;

(c)           make any borrowings from financial institutions, individuals or legal entities; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement described in Section 2.20 of the Disclosure Schedule or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, senior managers or employees, generally or individually, or pay any bonus or other benefit to its directors, senior managers or employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule) or hire any new senior managers or (except in the Ordinary Course of Business) any new employees; provided that the Purchaser shall have an absolute right to withhold its consent to any of the matters set forth in this paragraph (d) for any or no reason;

(e)           acquire, sell, lease, license or dispose of any assets or property (including any shares or interests in or securities of any Target Subsidiary), other than purchases and sales of assets in the Ordinary Course of Business; provided that the Purchaser shall have an absolute right to withhold its consent to any of the matters set forth in this paragraph (e) for any or no reason;

(f)            mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest; provided that the Purchaser shall have an absolute right to withhold its consent to any of the matters set forth in this paragraph (e) for any or no reason;

(g)           pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its organizational documents, except for amendments made for purposes of the transactions contemplated by this Agreement;

(i)            enter into, amend, terminate, take or omit to take any action that would (alone or in combination with any other action or omission) constitute a material violation of or default under, or waive any rights under, any contract or agreement referenced in or of a nature required to be listed in Section 2.12 (Real Property Leases), Section 2.13 (Intellectual Property; Programming) or Section 2.15 (Contracts) of the Disclosure Schedule;

(j)            make or commit to make any capital expenditure, or enter into any contract involving, or otherwise make or commit to make any payment, in excess of US$100,000 (net of applicable taxes) other than pursuant to any contract existing on the date hereof or capital expenditures committed prior to the date hereof; provided, however, that the Warrantors shall cause each member of the Target Group to consult with the Purchaser not later than 10 business days prior to making any such commitment or entering into any such contract, in each case, in respect of programming rights;

(k)           institute or settle any Legal Proceeding;

(l)            take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the conditions to the Closing set forth in Article V not being satisfied; provided that the Purchaser shall have an absolute right to withhold its consent to any of the matters set forth in this paragraph (l) for any or no reason; or

(m)          agree in writing or otherwise to take any of the foregoing actions; provided that the Purchaser shall have an absolute right to withhold its consent for any or no reason to any agreement to take any of the actions described in paragraphs (d), (e), (f ) or (l) above.

4.3           Access to Information.

(a)           The Seller shall facilitate the access, upon reasonable prior notice, of the agents of the Purchaser and any advisors reasonably selected by it to all premises, properties, financial, tax and accounting records (including the work papers of the Target Group’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Target Group, provided that such access shall be at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Target Companies and Target Subsidiaries.

(b)           Prior to the Closing Date, the Seller shall introduce the Purchaser to principal advertisers and employees of the Target Group to facilitate discussions between such persons and the Purchaser in regard to the Purchaser’s conduct of the business of the Target Group following the Closing.

4.4           Exclusivity.

(a)           The Warrantors shall not, and the Warrantors shall cause each of their respective directors, senior managers, employees, representatives and agents not to, (i) directly or indirectly through any other party, other than with respect to the transactions contemplated by this Agreement, engage in any negotiations with or provide any information in relation to a potential acquisition of, or other major transaction involving, any member of the Target Group to any other person, firm or corporation with respect to an acquisition transaction involving any member of the Target Group, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, any member of the Target Group and will notify the Purchaser promptly of the receipt of any unsolicited offer therefor, or (iii) dispose of any assets that would constitute a part of the business of the Target Group other than in the Ordinary Course of Business.

(b)           If either Warrantor receives any inquiry, proposal or offer of the nature described in paragraph (a) above, such Warrantor shall, within two business days after such receipt, notify the Purchaser of such inquiry, proposal or offer, including the principal terms of such inquiry, proposal or offer.

4.5           Expenses.  Except as set forth in this Section 4.5, Article VI and Section 7.3, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, the Purchaser shall bear and pay for (i) any filing fee in connection with obtaining the consent of any Governmental Entity, including the FAS, under Section 4.1 of this Agreement and (ii) any stamp, issuance, transfer or other similar Taxes or duties payable in connection with (a) the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby or (b) the transfer of the Sale Shares to the Purchaser pursuant to the terms hereof.

4.6           Confidentiality.  The Purchaser acknowledges that the information being provided in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement dated 20 December 2007 between CTCM and MTG (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Target Group; provided, however, that the Purchaser acknowledges that any and all other information provided to it by the Warrantors or the Warrantors’ representatives concerning the Warrantors and any Affiliate of the Warrantors (other than the Target Companies and the Target Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

4.7           Financing.  The Purchaser shall use its reasonable best efforts to secure debt financing in an amount sufficient, considering the Purchaser’s cash position, to finance the

Consideration (the “Debt Financing”) and to use the funds provided thereby to make the payments required at Closing in accordance with the terms of this Agreement.    The Purchaser shall keep the Warrantors reasonably informed of any material developments relating to the financing for the transactions contemplated by this Agreement.

4.8           Broadcast License.  The Parties shall use their reasonable best efforts, and the Seller and MTG shall cause the Target to use its reasonable best efforts, to secure the renewal of License No. 10176 (the “Principal Broadcast License”) and, if renewed, to maintain such license as renewed in full force and effect through Closing.

4.9           Right of First Offer on Programming Licensed in Baltic States.  For a period commencing on the Closing and ending on the tenth anniversary of the Closing Date, the Purchaser shall provide the Seller with written notice promptly following deciding to offer for sub-licence or licence any rights that it or any of its Affiliates holds to broadcast television programming in any of the Baltic States to any party that is not an Affiliate of the Purchaser, such notice to specify the material terms on which the Purchaser or such Affiliate is willing to sub-licence or licence such rights (including price, payment terms, licence period, exhibitions/runs, programme description, distribution means and whether pay or free rights are offered), provided that such rights shall be offered on a territory by territory basis and not bundled. From receipt of such notice the Seller shall have 30 business days in which to decide whether to accept the Purchaser’s offer on the terms provided during which time the Purchaser and its Affiliates shall not negotiate with any other potential licensee or sub-licensee. If the Seller accepts the Purchaser’s offer within such period, then the Purchaser, or the applicable Affiliate(s) of the Purchaser, shall enter into an agreement providing such license or sub-license to the Seller or any Affiliate of the Seller designated by the Seller.  Following expiration of such 30-business day period, if the Seller has declined the offer or has not responded, the Purchaser and its Affiliates may negotiate the licence or sub-licence of any of the offered rights with a third party, provided that should the Purchaser or any of its Affiliates reach agreement with any third party, the Purchaser shall promptly thereafter offer the same terms to the Seller following which the Seller shall have a further 15 business days to decide whether to accept the new offer (on behalf of itself or any designated Affiliate of the Seller).  If the Seller declines the further offer, or fails to respond in such further period, the Purchaser or its Affiliates shall be entitled to licence or sub-licence the offered rights to the original third party but only on those same terms or terms that are more favorable to the Purchaser or its Affiliate (as the case may be). Should the Seller reasonably believe that the Purchaser has licensed or sub-licensed rights other than in accordance with the provisions of this clause then it shall have the right to appoint an independent auditor who shall verify compliance or otherwise, and the Purchaser shall, and shall cause its Affiliates to, reasonably cooperate with and provide information to such independent auditor. The fees and expenses of such independent auditor shall be borne by the Seller unless such independent auditor determines that the Purchaser or any of its Affiliates has breached this Section 4.9 in which case such fees and expenses shall be borne by the Purchaser.  In the event that the Purchaser or any of its Affiliates enters into a license or sub-license agreement with a third party without first complying with this Section 4.9, at the Seller’s option and in addition to any other rights or remedies available to the Seller pursuant to this Agreement, at law or otherwise, the Purchaser shall, or shall cause its Affiliate to (as the case may be), terminate such license or sub-

license agreement and enter into a license or sub-license agreement containing the same material terms with the Seller or one of its Affiliates.

4.10         Settlement of Bonuses Payable to Certain Employees.  Prior to Closing, the Seller shall, or shall cause the Target to, pay all amounts payable to the CEO, CFO and Head of Legal of the Target in respect of bonuses payable on the change of control of the Target or the failure of MTG to employ any such person following such change of control such that no member of the Target Group remains liable to such persons for such bonuses from and after Closing.

4.11         Availability of Certain Employees.  To the extent that Vilma Marciulevicute, Alexei Nagorney and Irina Chernyshova are employed by MTG or any of its Affiliates following Closing, MTG shall, or shall cause such Affiliate to, (i) be responsible for the compensation of such individuals and (ii) use its reasonable best efforts to cause such individuals to be available to the Target for a period of three months following Closing to assist with transition matters.

4.12         Acquisition of Perm Owned and Operated Station.  The Warrantors shall cause the Target to use its reasonable best efforts to acquire 100% of the share capital of ZAO Avto TV on commercially reasonable terms and shall not elect itself to discontinue such negotiations without the consent of the Purchaser, which consent shall not be unreasonably withheld.  If the owners of ZAO Avto TV refuse to continue such negotiations, the Warrantors shall cause the Target to provide prompt notice of such event to the Purchaser.

4.13         Merger.  The Warrantors shall use their reasonable best efforts to cause the Merger to be completed prior to Closing.

4.14         Under-delivery of GRPs.  Prior to the Closing, the Warrantors shall have caused the Target to settle its liability with respect to its under-delivery of gross rating points (GRPs).

4.15         Additional Financial Statements.  Prior to Closing, the Warrantors shall deliver to the Purchaser (i) the IFRS Financial Statements, (ii) the Post-Signing Audited Russian Financial Statements and (iii) if the Closing Date occurs on or after April 30, 2008, the Post-Signing Interim Russian Financial Statements.

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction (or waiver by the Purchaser if legally permissible) of the following conditions:

(a)           Debt Financing. The Purchaser shall have received the proceeds of the Debt Financing.

(b)           IFRS Financial Statements.  The Seller shall have delivered to the Purchaser financial statements for the Target Group for each of the financial years ended December 31, 2005, 2006 and 2007, consolidated if required by International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”),

together with an unqualified audit opinion thereon (the “Audited IFRS Financial Statements”) (and, to the extent required to satisfy CTCM’s obligation to file with the U.S. Securities and Exchange Commission financial statements for the Target Group complying with Rule 3-05 of Regulation S-X, any interim period thereafter prior to Closing and corresponding prior year interim period (the “Interim IFRS Financial Statements”, and together with the Audited IFRS Financial Statements, the “IFRS Financial Statements”)).  The IFRS Financial Statements shall have been prepared and, in the case of the Audited IFRS Financial Statements, audited in such form and substance as to satisfy CTCM’s obligation to file with the U.S. Securities and Exchange Commission financial statements for the Target Group complying with Rule 3-05 of Regulation S-X. The IFRS Financial Statements shall have been prepared in accordance with IFRS and shall include the reconciliation to US GAAP required by Item 17 of Form 20-F under the Exchange Act.

(c)           Principal Broadcast License.  None of the Purchaser, any Affiliate of the Purchaser, the Target or any Warrantor shall have received notice in writing from any competent Governmental Entity threatening to fail to renew, terminate, revoke, rescind or cancel, or materially and adversely change the terms or scope of, the Principal Broadcast License for any reason, including, without limitation, as a result of the purchase and sale of the Sale Shares pursuant to this Agreement.

(d)           Government Approvals.  The transactions contemplated by this Agreement shall have been approved by all Governmental Entities from whom such approval is required, including the FAS.

(e)           Representations and Warranties.  The representations and warranties in Section 2.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing.  The representations and warranties of the Warrantors set forth in this Agreement other than those in Section 2.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Material Adverse Effect.  For purposes solely of the preceding sentence, all representations and warranties described in such sentence shall be construed as if the term “material” and any reference to “Target Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(f)            Compliance. The Warrantors shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by them under this Agreement as of or prior to the Closing.

(g)           Absence of Legal Proceedings. No Legal Proceeding brought by any Governmental Entity shall be pending or threatened in writing that would be reasonably likely to result in a judgment, order, decree, stipulation or injunction that would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(h)           Warrantor Certificate. Each Warrantor shall have delivered to the Purchaser a Warrantor Certificate.

(i)            Opinion. The Purchaser shall have received from in-house counsel to MTG an opinion in substantially the form attached hereto as Exhibit A (the “Opinion”), addressed to the Purchaser and dated as of the Closing Date.

(j)            Other Certificates and Instruments. The Purchaser shall have received such other certificates and instruments (including certified charters or similar organizational documents, documents as to the appointment of directors and senior managers and the adoption of authorizing resolutions required in accordance with Russian law) as it shall reasonably request in connection with the Closing, including, without limitation, apostilled certificates issued by the relevant Swedish tax authority certifying that both the Seller and MTG Russia AB are resident in Sweden for tax purposes.

(k)           Programming.  Each of the programming agreements relating to VBUK Licensed Programming shall have been assigned, or rights thereunder sufficient to permit broadcasting on the Target Group’s network shall have been sublicensed, by VBUK to the Target pursuant to the terms and conditions of the sub-licensing agreement attached hereto as Exhibit B (the “Sub-Licensing Agreement”); provided that it is understood that Appendix A to the Sub-Licensing Agreement shall be included at Closing and shall include only such VBUK Licensed Programming as shall have not been sub-licensed to the Target prior to Closing, as well as programming licensed by VBUK and intended for broadcast by the Target in accordance with the covenants set forth in Section 4.2 hereof.

(l)            Merger.  The Merger shall have been completed and registered with the relevant Russian tax authority; provided, however, if all other conditions in this Section 5.1 have been satisfied but the Merger shall not have been completed, then the Seller shall sell and deliver to the Purchaser the Premi Sale Share and the Zollen Sale Share and the term “Sale Shares” shall be deemed for purposes of this Agreement to include such participation interests except where the context requires otherwise.  This Agreement shall be amended at such time if, and to the extent necessary, to reflect the transfer of such participation interests.

5.2           Conditions to Obligations of the Warrantors.  The obligation of each Warrantor to consummate the Closing is subject to the satisfaction (or waiver thereof by both Warrantors if legally permissible) of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or otherwise comply with the terms of this Agreement.  For purposes solely of the preceding sentence, all representations and warranties described in such sentence shall be construed as if the term “material” (and variations thereof) were omitted from such representations and warranties.

(b)           Compliance. The Purchaser and each Affiliate of the Purchaser party to any Transaction Agreement shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement or the Transaction Agreement as the case may be as of or prior to the Closing.

(c)           Absence of Legal Proceedings.  No Legal Proceeding brought by any Governmental entity shall be pending or threatened in writing that would reasonably be likely to result in a judgment, order, decree, stipulation or injunction that would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d)           Purchaser Certificate.  The Purchaser shall have delivered to the Warrantors a Purchaser Certificate.

(e)           Government Approvals.  The transactions contemplated by this Agreement shall have been approved by all Governmental Entities from whom such approval is required, including the FAS.

(f)            Sub-Licensing Agreement.  The Target shall have executed and delivered the Sub-Licensing Agreement.

ARTICLE VI

INDEMNIFICATION

6.1           Indemnification by the Warrantors.  The Warrantors shall jointly and severally indemnify the Purchaser and its Affiliates in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Purchaser, any member of the Target Group or any Affiliate thereof (each, a “Purchaser Indemnitee”) resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing, of any representation or warranty of the Warrantors contained herein or in any other agreement or instrument furnished by the Warrantors to the Purchaser pursuant hereto other than a breach of the representations and warranties provided in Section 2.9 (Taxes) to the extent any Damages resulting therefrom are within the scope of the indemnification provided by Section 6.2 hereof; or

(b)           any failure to perform any covenant or agreement of the Warrantors contained herein or in any other Transaction Agreement.

6.2           Indemnification in Respect of Taxes.  Without limiting the generality of the obligations set forth in Section 6.1, the Warrantors, jointly and severally, shall specifically indemnify the Purchaser and its Affiliates against any and all liabilities of any Target Company or Target Subsidiary in respect of Taxes finally determined by any competent Governmental

Entity to be due for any periods prior to Closing, to the extent that such Taxes in the aggregate (i) in respect of periods prior to September 30, 2007, exceed the accruals and reserves for Taxes set forth on the Balance Sheets and (ii) in the case of tax periods from October 1, 2007 through the Closing, were not paid when due, did not arise in the Ordinary Course of Business or are not of a type and amount commensurate with Taxes attributable to prior similar periods.

6.3           Indemnification by the Purchaser.  The Purchaser shall indemnify the Warrantors and their Affiliates in respect of, and hold them harmless against, any and all Damages incurred or suffered by a Warrantor or any Affiliate thereof resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing, of any representation or warranty of the Purchaser contained herein or in any other agreement or instrument furnished by the Purchaser or its Affiliates pursuant hereto; or

(b)           any failure to perform any covenant or agreement of the Purchaser or its Affiliates contained herein or in any other Transaction Agreement.

6.4           Indemnification Claims.

(a)           In the event of the commencement of a Third Party Action, an Indemnified Party shall give prompt written notification to the Indemnifying Party. Such notification shall be given within 15 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any prejudice, damage or liability caused by or arising out of such failure.  The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to and subject to this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which solely equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.4(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnifying Party and the Indemnified Party are both party to such Third Party Action and the Indemnified Party reasonably concludes that a conflict of interest exists that makes it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)           In order to seek indemnification under this Article VI other than in the case of a Third Party Action, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party promptly after its discovery of any matter giving rise to the claim of indemnity under this Agreement.

(c)           Within forty (40) calendar days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)           During the 30-day period following the delivery of a Response that reflects an Indemnification Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Indemnification Dispute.  If the Indemnification Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall then submit the Indemnification Dispute to binding arbitration, and the provisions of Section 9.10 shall become effective with respect to such Indemnification Dispute.

6.5           Survival.  All representations and warranties that are covered by the indemnification provisions in Section 6.1(a) and Section 6.3(a) shall (a) survive the Closing and (b) shall expire on the date eighteen (18) months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Corporate Power, 2.2 (Shares), 2.3 (Authorization of Transaction), 3.1 (Organization and Corporate Power) and 3.2 (Authorization of Transaction) shall survive the Closing without limitation as to time and (ii) the representations and warranties set forth in Section 2.9 (Tax

Matters) shall survive until 30 calendar days following expiration of all statutes of limitation applicable to the matters referred to therein.  All covenants and agreements that are covered by the indemnification provisions in Sections 6.1(b) and 6.3(b) shall survive until fully performed.  The indemnification obligations in Section 6.2 shall survive until 30 calendar days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or (in the case of Section 6.2) Taxes, or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement or (in the case of Section 6.2) Taxes, then the applicable representation, warranty, covenant or agreement (or indemnification claim in respect of Taxes) shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

6.6           Limitations on Indemnification.

(a)           Notwithstanding the foregoing provisions of this Article VI, (i) neither Warrantor shall be liable, pursuant to Section 6.1 or 6.2, for any indemnifiable Damages suffered by any Purchaser Indemnitee arising out of a breach of any representation, warranty, covenant or agreement of the Warrantors herein or for any Taxes unless a claim therefor is asserted in writing prior to the expiration of the period of survival applicable to such representation, warranty, covenant or agreement or indemnification claim in respect of Taxes set forth in Section 6.5, failing which such claim shall be waived and extinguished, (ii) neither Warrantor shall be liable, pursuant to Section 6.1(a), for (x) any Damages suffered by any Purchaser Indemnitee unless the aggregate of all Damages suffered by the Purchaser Indemnitees exceeds, on a cumulative basis, an amount equal to 0.50% of the Consideration, and then only to the extent of any such excess or (y) any individual items where the Damage relating thereto is less than the equivalent of US$100,000 and such items shall not be aggregated for purposes of the immediately preceding clause (x), (iii) the aggregate liability of Warrantors hereunder, pursuant to Section 6.1(a) and 6.2, for Damages suffered by the Purchaser Indemnitees shall in no event exceed 20% of the Consideration, and (iv) no Party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first Party’s breach of its representations, warranties or covenants hereunder; provided, however, that the limitations described in clauses (i) through (iii) shall not apply to any act or omission constituting fraud or to a breach of the representation and warranty set forth in Section 2.2 (Shares).  In no event shall the Warrantors be obligated to indemnify the Purchaser Indemnitees with respect to any matter to the extent that such matter was taken into account in the calculation of the adjustment to the Consideration, if any, pursuant to Section 1.3. For purposes solely of this Article VI and Section 5.1(e), all representations and warranties of the Warrantors in Article II (other than Section 2.7(a)) shall be construed as if the term “material” and any reference to “Target Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)           Notwithstanding the foregoing provisions of this Article VI, (i) the Purchaser shall not be liable, pursuant to Section 6.3, for any indemnifiable Damages suffered by any Warrantor arising out of a breach of any representation, warranty, covenant or agreement of the Purchaser herein unless a claim therefor is asserted in writing prior to the expiration of the period of survival applicable to such representation, warranty, covenant or agreement set forth in Section 6.5, failing which such claim shall be waived and extinguished, (ii) the Purchaser shall not be liable, pursuant to Section 6.3(a), for (x) any Damages suffered by any Warrantor unless the aggregate of all Damages suffered by the Warrantors hereunder and under Section 4.1(a) of the Guaranty Agreement (without double counting) exceeds, on a cumulative basis, an amount equal to 0.50% of the Consideration, and then only to the extent of such excess or (y) any individual items where the Damage relating thereto is less than the equivalent of US$100,000 and such items shall not be aggregated for purposes of the immediately preceding clause (x), (iii) the aggregate liability of the Purchaser and CTCM, taken together (without double counting), pursuant to Section 6.3(a) hereof and Section 4.1(a) of the Guaranty Agreement for Damages suffered by the Warrantors shall in no event exceed 20% of the Consideration, and (iv) no Party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its representations, warranties or covenants hereunder; provided, however, that the limitations described in clauses (i) through (iii) shall not apply to any act or omission constituting fraud.  For purposes solely of this Article VI and Section 5.2(a), all representations and warranties of the Purchaser in Article III shall be construed as if the term “material” (and variations thereof) were omitted from such representations and warranties.

(c)           The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making reasonable best efforts to mitigate or resolve any such claim or liability.

(d)           Indemnification under this Article VI shall be the sole and exclusive remedy of any Party after the Closing with respect to any and all claims relating to this Agreement, the other Transaction Agreements, the Target Group or the transactions contemplated by this Agreement or the other Transaction Agreements (other than claims of, or causes of action arising from, fraud).

6.7           Calculation of Indemnity Payments.  The amount of any Damages for which indemnification is provided under this Article VI shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Damage and shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

6.8           Tax Treatment of Indemnification.  Each of the Parties agree to make any indemnification payment to be made by it hereunder, and to account for any such payment, in the manner reasonably determined by the Parties to be most tax efficient for the Parties.

ARTICLE VII

TERMINATION

7.1           Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)           the Parties may terminate this Agreement by a written consent signed by each of the Parties;

(b)           the Purchaser may terminate this Agreement by giving written notice to the Seller in the event any Warrantor is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clause (e) or (f) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Purchaser to the Seller of written notice of such breach;

(c)           either Warrantor may terminate this Agreement by giving written notice to the Purchaser in the event the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by a Warrantor to the Purchaser of written notice of such breach;

(d)           the Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before the date that is six months from the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement); or

(e)           either Warrantor may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before the date that is six months from the date of this Agreement by reason of the failure of any condition precedent under Section 5.2 or Section 5.1(a) (unless the failure results primarily from a breach by either Warrantor of any representation, warranty or covenant contained in this Agreement).

7.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate (other than the obligations of the Purchaser under Section 4.6 to keep confidential information and data obtained by it from the Warrantors, which shall survive in accordance with the Confidentiality Agreement as though the Purchaser were a party to the Confidentiality Agreement, and the obligations of the Purchaser under Section 4.5 in respect of certain costs and expenses and under Section 7.3, which shall survive any such termination), without any liability of any Party to any other Party, except for any liability of any Party for willful breaches of this Agreement prior to such termination.  This Section 7.2 shall survive any termination of this Agreement.

7.3           Termination Fee.

(a)           The Purchaser agrees that if the Agreement shall be terminated as a result of the failure of the condition described in Section 5.1(a) to be satisfied, then the Purchaser shall pay to the Seller a fee of $10 million (the “Termination Fee”) in immediately available funds no later than ten (10) business days after such termination.

(b)           The Purchaser acknowledges that the agreement contained in this Section 7.3 is an integral part of the transactions contemplated by this Agreement.  In the event that the Purchaser shall fail to pay the Termination Fee when due, the Purchaser agrees to and shall reimburse the Seller for all reasonable costs and expenses incurred or accrued (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.  In the event that the Seller receives payment of the Termination Fee (and, if applicable, the costs and expenses described above in this paragraph (b)), such payment shall be the sole and exclusive remedy of the Warrantors against the Purchaser and its Affiliates for the loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated and/or for any alleged breach by of Section 4.7 hereof or Section 3.4 of the Guaranty Agreement.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Actual Consolidated Net Cash/Debt Amount” shall have the meaning set out in Section 1.3(a).

“Actual GRP Adjustment Amount” shall have the meaning set out in Section 1.3(a).

“Actual Inventory Adjustment Amount” shall have the meaning set out in Section 1.3(a).

“Adjustment Amount” shall have the meaning set out in Section 1.3(a).

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set out in the first paragraph of this Agreement.

“Arbitrators” shall have the meaning set forth in Section 9.10.

“Audited IFRS Financial Statements” shall have the meaning set forth in Section 5.1(b).

“Audited Russian Financial Statements” means the audited unconsolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of each member of the Target Group on a stand-alone basis as of the end of and for each of the two fiscal years ended December 31, 2005 and December 31, 2006.

“Balance Sheets” shall have the meaning set forth in Section 2.8.

“Baltic States” means the following countries:  Estonia, Latvia and Lithuania.

“business day” shall mean any day other than a Saturday or a Sunday on which banks are open for business in each of Moscow, Russia, Stockholm, Sweden and London, England.

“Charters” shall have the meaning set forth in Section 2.1.

“Claim Notice” means written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, in each case, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Claims” means any restrictions, liens, claims, charges, Security Interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the second business day after the satisfaction or waiver (if legally permissible) of all conditions to closing set out in Article V (other than those that, by their nature, are to be satisfied at the Closing, it being agreed that the Closing shall nonetheless be subject to the satisfaction of such conditions) or such other date as may be mutually agreeable to the Parties.

“Closing Statement” shall have the meaning set out in Section 1.2(b).

“Closing Target Indebtedness Amount” shall have the meaning set forth in Section 1.6.

“Confidentiality Agreement” shall have the meaning set out in Section 4.6.

“Consideration” shall have the meaning set forth in Section 1.2(a).

“Consolidated Net Cash/Debt Amount” means, as of any date, the net amount (which may be a negative number) resulting from subtracting (x) the sum of all Target Indebtedness as of such date from (y) the sum of cash and cash equivalents of the Target Group on a consolidated basis as of such date.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“CTCM” means CTC Media, Inc., a Delaware corporation and the parent corporation of the Purchaser.

“Damages” means any and all debts, obligations and other liabilities, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), other than those costs and expenses of arbitration of an Indemnification Dispute or other dispute hereunder which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 9.10.

“Debt Financing” shall have the meaning set forth in Section 4.7.

“Disclosure Schedule” means the disclosure schedule attached hereto as Schedule I and provided by the Warrantors to the Purchaser on the date hereof and accepted by the Purchaser.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify the corresponding section or subsection in Article II and, to the extent not cross-referenced, any other section or subsection of Article II to which it is reasonably apparent on the face of such disclosure that such disclosure relates.

“Estimated Consolidated Net Cash/Debt Amount” shall have the meaning set out in Section 1.2(b).

“Estimated GRP Adjustment Amount” shall have the meaning set out in Section 1.2(b).

“Estimated Inventory Adjustment Amount” shall have the meaning set out in Section 1.2(b).

“Exchange Act” shall have the meaning set out in Section 2.4.

“Existing Target Licensed Programming” shall have the meaning set out in Section 2.13(b).

“Expected Claim Notice” means a notice, including a notice given under Section 6.4(a), that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“FAS” means the Federal Antimonopoly Service of the Russian Federation and its regional representative agencies.

“FAS Approval” means the approval by FAS of the acquisition by the Purchaser of the Sale Shares pursuant to the terms hereof.

“GRP Adjustment Amount” means, to the extent that the covenant in Section 4.14 has not been fully complied with prior to Closing, an amount that is equal to the number of gross rating points that remain under-delivered as at Closing multiplied by $1,800.

“Guaranty Agreement” means the Guaranty Agreement of even date herewith among CTCM and the Warrantors.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“IFRS” shall have the meaning set forth in Section 5.1(b).

“IFRS Financial Statements” shall have the meaning set forth in Section 5.1(b).

“Indebtedness” means, with respect to any Target Company, all short-term and long-term interest bearing liabilities and repayable financial facilities or borrowings of such Target Company that are owed to persons other than members of the Target Group.

“Indemnification Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“In-House Programming” shall have the meaning set forth in Section 2.13(c).

“Interim IFRS Financial Statements” shall have the meaning set forth in Section 5.1(b).

“Interim Russian Financial Statements” means the unconsolidated balance sheets and statements of income of each member of the Target Group on a stand-alone basis as of the end of and for the nine months ended September 30, 2007.

“Inventory Adjustment Amount” means (i) if the amount by which the net book value (determined in accordance with IFRS) of the VBUK Licensed Programming at Closing exceeds the outstanding amount yet to be paid for the VBUK Licensed Programming at Closing is more than $1,276,000, an amount equal to such excess less $1,276,000, (ii) if the amount by which the net book value (determined in accordance with IFRS) of the VBUK Licensed Programming at Closing exceeds the outstanding amount yet to be paid for the VBUK Licensed Programming at Closing is less than $1,044,000, an amount equal to such excess less $1,044,000, (iii) if the amount outstanding yet to be paid for the VBUK Licensed Programming at Closing exceeds the net book value (determined in accordance with IFRS) of the VBUK Licensed Programming at

Closing, an amount (expressed as a negative number) equal to such excess plus $1,044,000 or (iv) otherwise, zero.

“Knowledge of the Warrantors” or any phrase of similar import shall be deemed to refer to the actual knowledge, after reasonable inquiry, of the following directors and senior managers of the Warrantors and the Target Group:  Hans-Holger Albrecht, Claes Ericson, Kaj Gradevik, Mathias Hermansson, Marc Zagar, Vilma Marciulevicute (General Director of the Target), Alexei Nagorney (Chief Financial Officer of the Target), and Irina Chernyshova (Legal Affairs Director of the Target).

“LCIA” shall have the meaning set forth in Section 9.10(b).

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

“Merger” shall have the meaning set out in the recitals to this Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 2.24.

“MRG” shall have the meaning set out in the recitals to this Agreement.

“MRG Sale Share” shall have the meaning set out in the recitals to this Agreement.

“MTG” shall have the meaning set out in the first paragraph of this Agreement.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Nomad” shall have the meaning set out in the recitals to this Agreement.

“Nomad Sale Share” shall have the meaning set out in the recitals to this Agreement.

“Opinion” shall have the meaning set forth in Section 5.1(i).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

 “Parties” shall mean the Purchaser, the Seller and MTG.

“Permits” shall have the meaning set forth in Section 2.14.

“Post-Closing Statement” shall have the meaning set forth in Section 1.3(a).

“Post-Signing Audited Russian Financial Statements” means the audited unconsolidated statements of income, changes in stockholders’ equity and cash flows of each member of the Target Group on a stand-alone basis as of the end of and for the fiscal year ended December 31, 2007.

“Post-Signing Interim Russian Financial Statements” means the unconsolidated balance sheets and statements of income of each member of the Target Group on a stand-alone basis as of the end of and for the fiscal quarter ending immediately before the Closing Date, provided that if such quarter ended less than 30 calendar days before the Closing Date then the relevant quarter shall be the immediately preceding quarter.

“Premi” shall have the meaning set out in the recitals to this Agreement.

“Premi Sale Share” shall have the meaning set out in the recitals to this Agreement.

“Principal Broadcast License” shall have the meaning set forth in Section 4.8.

 “Purchase Price” shall have the meaning set out in Section 1.2(a).

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Certificate” means a certificate from the Purchaser to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Purchaser or any of its Affiliates) of Section 5.2 is satisfied in all respects.

“Purchaser Indemnitee” shall have the meaning set forth in Section 6.1.

“Response” means a written response containing the information provided for in Section 6.4(c).

“Restructuring” shall have the meaning set out in the recitals to this Agreement.

“Russian Financial Statements” means:

(a)           the Interim Russian Financial Statements, and

(b)           the Audited Russian Financial Statements.

“Sale Shares” shall have the meaning set out in the recitals to this Agreement.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, carrier’s, workmen’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of each Target Company and not material to such Target Company, (iv) liens for Taxes and other governmental charges that are not due and payable or that are being contested in good faith and (v) other imperfections of title, if any, that do not, individually or in the aggregate, materially detract from the value of, or materially impair the continued use and operation of the assets to which they relate as currently used or operated.

“Seller” shall have the meaning set out in the first paragraph of this Agreement.

“Stand-Alone Net Cash/Debt Amount” means, as of any date and with respect to any Target Company, the net amount (which may be a negative number) resulting from subtracting (x) the sum of all Indebtedness for such Target Company (other than Indebtedness owed to any member of the Target Group) on a stand-alone basis as of such date from (y) the sum of cash and cash equivalents of such Target Company on a stand-alone basis as of such date.

“Sub-Licensing Agreement” shall have the meaning set forth in Section 5.1(k).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Target Company holds share capital or other ownership interests representing (a) more than 50% of the voting power of all outstanding share capital or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of issued share capital or ownership interests upon a liquidation or dissolution of such entity.

“Target” shall have the meaning set out in the recitals to this Agreement.

“Target Companies” means, at any time prior to the effectiveness of the Merger, collectively, the Target, Nomad, MRG, Premi and Zollen and, individually, any one of them; and at any time from and after the effectiveness of the Merger, collectively, the Target, Nomad and MRG and, individually, any one of them.

“Target Group” means each Target Company and each Target Subsidiary, taken together.

“Target Indebtedness” means, as of any date, all short-term and long-term interest bearing liabilities and repayable financial facilities or borrowings of the Target Group on a consolidated basis as of such date that are owed to persons other than members of the Target Group.

“Target Licensed Programming” shall have the meaning set out in Section 2.13(b).

“Target Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Target Group, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement, but excluding any change, event, circumstance or development to the extent relating to (A) changes in law or applicable accounting regulations or principles or interpretations thereof not specifically relating to or materially disproportionately affecting the Target Group, (B) any outbreak or escalation of hostilities or war or any act of terrorism, (C) changes in the Russian or foreign economies, financial markets or geopolitical conditions in general, (D) changes in the communications and broadcasting industries in general and not specifically relating to or materially disproportionately affecting the Target Group, (E) the execution or announcement of this Agreement (including the identity of the Purchaser) or any of the other Transaction Agreements and the consummation or announcement of the transactions contemplated hereby or thereby and (F) any changes resulting from a termination, revocation, rescission, cancellation or non-renewal of or refusal to grant a license or permit, or other action or decision, that limits the ability of the Target Group to broadcast in St. Petersburg, Tula or Chelyabinsk.

“Target Sale Shares” shall have the meaning set out in the recitals to this Agreement.

“Target Shares” shall have the meaning set out in the recitals to this Agreement.

“Target Subsidiaries” means the following subsidiaries of MRG:  OOO “TV Company MIG TV”; OOO “New Radioproject”; OOO “Company Region” and ZAO “Independent Broadcasting Company”.

“Tax Returns” means any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, share capital, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the Russian Federation or any regional, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Termination Fee” shall have the meaning set forth in Section 7.3.

“Third Party Action” means any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Transaction Agreements” means this Agreement, the Guaranty Agreement and all other legal documents required to consummate the transactions contemplated by this Agreement.

“Transfer Registration” shall have the meaning set forth in Section 1.6.

“US GAAP” shall mean United States generally accepted accounting principles.

“VBUK” means Viasat Broadcasting UK Ltd.

“VBUK Licensed Programming” shall have the meaning set out in Section 2.13(b).

“Warrantor Certificate” means, with respect to each Warrantor, a certificate from such Warrantor to the effect that each of the conditions specified in Section 5.1(c), (d), (e), (f) and (g) (insofar as clause (g) relates to Legal Proceedings involving such Warrantor) is satisfied in all respects with respect to such Warrantor.

“Warrantors” means, collectively, the Seller and MTG and, individually, either of them.

“Zollen” shall have the meaning set out in the recitals to this Agreement.

“Zollen Sale Share” shall have the meaning set out in the recitals to this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1           No Third Party Beneficiaries.  Except for CTCM, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.2           Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Guaranty Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof and thereof, including, without limitation, the Non-Binding Indication of Interest of CTCM dated as of 10 December 2007.

9.3           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Purchaser may assign its rights, interests and obligations hereunder to one or more wholly owned direct or indirect subsidiaries of CTCM so long as CTCM guarantees such obligations.  Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.3 is void.

9.4           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.5           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent via a reputable international courier service, in each case to the intended recipient as set forth below:

If to the Purchaser:

3rd Khoroshevskaya Street 12

123298 Moscow, Russia

Attn: Alexander Rodnyansky

General Director

Phone:  +7 495 797 4152
Fax:      + 7 495 797 4180
E-mail: arodnyansky@ctcmedia.ru

Copy to:

WilmerHale
Alder Castle

10 Noble Street

London EC2V 7QJ England

Attn:  Trisha Johnson, Esq.

+44 (0)20 7645 2530 (t)

+44 (0)20 7645 2424 (f)

trisha.johnson@wilmerhale.com

If to a Warrantor:

Skeppsbron 18

SE-103 13

Stockholm

Sweden

Attn:  Kaj Gradevik

kaj.gradevik@mtg.se

Copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza
New York, NY 10006
Tel: 1 212 225 2000
Fax: 1 212 225 3999

Attn:  William A. Groll

wgroll@cgsh.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.7           Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including, without limitation, its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

9.8           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.10         Arbitration.

(a)           Any dispute concerning or arising out of this Agreement shall be submitted to binding arbitration as provided for below; provided, however, that the Parties shall first be required to attempt to resolve an Indemnification Dispute in accordance with Section 6.4(d).

(b)           Any matter submitted to arbitration pursuant to this Section 9.10 or Section 6.4 hereof (subject to Section 6.4(d) hereof) shall be resolved by arbitration under the Rules of the London Court of International Arbitration (the “LCIA”).  The number of arbitrators shall be three (the “Arbitrators”).  One arbitrator shall be selected by the Purchaser or its Affiliate (as the case may be), one shall be selected by the Seller or its Affiliate (as the case may be), and the third (who shall serve as Chair of the arbitral tribunal) shall be selected by the other two arbitrators.  In the event that either the Purchaser or its Affiliate, on the one hand, or the Seller or its Affiliate, one the other hand, shall fail to select its arbitrator within thirty days after the matter is submitted for arbitration, then, upon request of the other Party, such arbitrator shall be appointed by the LCIA.  In the event the two arbitrators selected by the Parties fail to select the third arbitrator within fifteen days of the appointment of the second arbitrator, then, upon request of either Party, such third arbitrator shall be appointed by the LCIA.  No Arbitrator shall be an Affiliate, employee, officer or director of any Party or of any Affiliate thereof, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The arbitration shall be conducted in accordance with the following additional provisions:

(i)            The parties shall commence the arbitration by jointly filing a written submission with the LCIA.

(ii)           The seat of arbitration shall be London, England; the language to be used in the arbitral proceedings shall be English; and the governing law shall be the substantive internal laws of the State of New York.

(iii)          Not later than 30 calendar days after the conclusion of the arbitration hearing, the Arbitrators shall prepare and distribute to the parties a writing setting forth the arbitral decision (which may be by majority vote) and the Arbitrators’ reasons therefor.  Any award rendered by the Arbitrators shall be final, conclusive and binding upon the parties, not subject to appeal, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrators shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(iv)          The Arbitrators shall have no power or authority, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 9.10, or (y) address or resolve any issue not submitted by the parties.

(v)           In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

9.11         Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including, without limitation”.

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

*****

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ZAO “SET TELEVISSIONNYKH STANTSIY”

By:	/S/ ALEXANDER RODNYANSKY
Name:	Alexander Rodnyansky
Title:	General Director

MTG BROADCASTING AB

By:	/S/ KAJ GRADEVIK
Name:	Kaj Gradevik
Title:	Authorized Signatory

MODERN TIMES GROUP MTG AB

By:	/S/ KAJ GRADEVIK
Name:	Kaj Gradevik
Title:	Authorized Signatory